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                                     EXHIBIT 21
                           SCHEDULE REGISTRANT'S SUBSIDIARIES

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NAME                                       JURISDICTION OF INCORPORATION
ATG Securities Corporation                 United States
ATG Global, Inc.                           United States
Art Technology Group B.V.                  Netherlands
Art Technology Group GmbH                  Germany
Art Technology Group (Europe) Limited      United Kingdom

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